Exhibit 4.7

AGREEMENT

This Agreement is made on this 17th day of January, 2014 at Bangalore.

BETWEEN

lnfosys Limited, a Company incorporated under the Companies Act, 1956 and having its Registered Office at Electronics City, Hosur Road, Bangalore 560 100, represented by its CEO and Managing Director Mr. S D Shibulal (herein after referred to as the "Company") which expression shall mean and include, successors, assigns, attorney of the said company of the First Part;

AND

Mr. U B Pravin Rao (herein after referred to as "Director") of the Other Part.

WHEREAS the Board of Directors of the Company on the January 10, 2014 decided to appoint Mr. U B Pravin Rao as the Director in the whole time employment of the Company for a period of 5 years with effect from January 10, 2014.

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

APPOINTMENT:

The Board of Directors hereby appoints Mr. U B Pravin Rao as the Director in the whole time employment of the Company for a period of 5 years effective January 10, 2014 till January 9, 2019.

POWERS:

Subject to the superintendence, guidance, control and direction of the Board of Directors of the Company , Mr. U B Pravin Rao as Director shall have the general power to conduct and manage the whole of the business affairs of the Company except in the matters which may be specifically required to be done by the Board either by the Companies Act , 1956 or by the Articles of Association of the Company and Mr. U B Pravin Rao as the Director, shall also exercise and perform such powers and duties as the Board of Directors of the Company (hereinafter called the "Board") may from time to time determine and shall also do and perform all other acts, things and deed which in the ordinary course of business he may consider necessary in the interest of the Company .

DUTIES:

That the Director shall, unless prevented by ill-health or disability throughout the said term, devote adequate time and attention and abilities to the business of the Company, and in all respect conform to and comply with the directions given and regulations made by the Board and he shall well and faithfully serve the Company and use his best endeavor to promote the interest of the Company.

That the Director shall during the continuance of this agreement , faithfully and diligently serve the Company and shall perform the duties and subject to the provisions of section 292 of the Companies Act, 1956, exercise the powers which from time to time may be assigned to or vested in him by the Board and shall devote his whole time, attention and ability to such service and shall at all times obey and comply with the lawful orders from time to time of the Board and shall in all respect conform to and comply with the directions and regulations made and given by the Board in relation to the business or trade of the Company and to the best of his skills and ability serve and promote the interest of the Company and shall not at any time except in the case of illness and/or unavoidable circumstances or in accordance of the provisions of rules of the Company , absent himself from the services of the Company without the consent of the Board.

The Director shall, subject to the Superintendence, guidance, Control and Direction of the Board Manage, Conduct and devote his whole time to the business and affairs of the Company.

CONFIDENTIALITY:

That the Director during the terms of this agreement hereunder shall not without the consent of the Board divulge or disclose to any person, firm or company any of the secrets, concerns, affairs, information of or concerning the business of the Company , whether acquired in the course of or as incidental to his employment hereunder or otherwise.

That the Director shall forthwith communicate to the Company and transfer to it the exclusive benefit of all inventions, improved processes of manufacture or development of software, secret material, which he may make or discover during the continuance of this agreement, relating to any trade or business of the Company and will give full information as to the exact mode of working and using the same and also all such explanations and instructions to the officers and workmen of the Company as may be necessary to enable them to effectively work and will at the expense of the Company furnish it with all necessary plans, drawing and models.

VALIDITY:

Mr. U B Pravin Rao shall hold the said office till January 9, 2019 commencing on and from January 10, 2014.

PRIVILEGES:

Subject to the limits of 5% and 10% of the net profits as the case may be, as laid down in sub-section (3) section 309 of the Companies Act , 1956 and the overall limits of 11% of the net profits, as laid down in sub-section (1) of section 198 of the Companies Act, 1956 and further subject to the approval of the Central Government, if any in terms of sections 198, 269, 309, 310 and 311 of the Companies Act, 1956, the Company shall, in consideration of his services to the Company, pay to the Director during the continuance of this agreement the following remuneration .

1.	Salary per month: ₹ 4,48,000 in the scale of ₹ 4,45,000 to ₹ 8,00,000
2.	Bonus: Mr. U B Pravin Rao shall be entitled to bonus up to a maximum of 20% of the salary, payable at such intervals as may be decided by the Board of Directors (Board).
3.	Performance Bonus: Mr. U B Pravin Rao shall be entitled to a Performance Bonus, payable at such intervals as may be decided by the Board.
4.	Long term Bonus Plan: Mr. U B Pravin Rao shall be entitled to a bonus payment, as may be decided by the Board.

Perquisites and allowances: Mr. U B Pravin Rao shall be entitled to the following perquisites and allowances:

a.	Housing: Furnished / unfurnished residential accommodation or house rent allowance up to 10% of the salary in lieu thereof. The expenditure incurred by the Company on gas, electricity, water and furnishings, if any, shall be valued as per Income Tax Rules, 1962.
b.	Medical reimbursement / allowance: Reimbursement of actual expenses for self and family and / or allowance will be paid as decided by the Board from time to time.
c.	Leave travel concession / allowance: For self and family once in a year, as decided by the Board from time to time.
d.	Club fees: Fees payable subject to a maximum of two clubs.
e.	Provision for driver / driver's salary allowance: As per the rules of the Company.
f.	Personal accident insurance: As per the rules of the Company.

Other benefits:

a.	Earned / privilege leave: As per the rules of the Company.
b.	Company's contribution to provident fund and superannuation fund: As per the rules of the Company.
c.	Gratuity: As per the rules of the Company.
d.	Encashment of leave: As per the rules of the Company.
e.	Company car and telephone: Use of the Company's car, chauffeur and telephone at the residence for official purposes, as per the rules of the Company.

Minimum Remuneration:

Notwithstanding anything herein above stated where in any financial year closing on and after March 31, 2014, the Company incurs a loss or its profits are inadequate, the Company shall pay to Mr. U B Pravin Rao the remuneration by way of salary, performance bonus and other allowances not exceeding the limits specified under Para 2 of Section II, Part II of Schedule XIII to the Companies Act, 1956 (including any statutory modifications or re-enactments thereof, for the time being in force), or such other limits as may be prescribed by the Government from time to time as minimum remuneration.

SITTING FEE:

The Director shall not be paid any sitting fees for attending meetings of the Board or any Committee appointed by the Board.

NOTICE:

Any notice or demand which under the terms of this Agreement must or may be made or given, shall be in legible form and shall be given or made by facsimile message or by registered mail addressed to the respective parties as follows:

If to lnfosys Limited, addressed to it at the address set forth herein below:

Electronics City, Hosur Road,

Bangalore

Attn: CEO and Managing Director or the Company Secretary

If to the Director, addressed to it at the address set forth herein below:

1701, 14th Main, 30th Cross,

BSK 2nd Stage

Bangalore-560 070

Such notices or demands shall be deemed to have been given or made by facsimile message at the time of dispatch and in the case of a notice or demand sent by post, on the seventh day after the same is put in the post, postage prepaid, and in proving such service it shall be sufficient to prove that the same was properly addressed and sent by registered post. Either party may change its address for service by giving written notice to the other.

TERMINATION:

The Agreement can be terminated either by the Director or the Company, by one party giving to the other a notice of period not less than six calendar months, in writing or by payment of a sum equivalent of remuneration for the notice period or part thereof in case of shorter notice or on such other terms and conditions as may be mutually agreed by the parties.

That should the Director at any time commit any misconduct or breach of any term of this agreement the Company shall be entitled to dismiss him forthwith and the Company shall not under such circumstances be liable to give any notice as contemplated herein above. It is further agreed and understood that this shall be without prejudice to any other right or remedy which may be open or available to the Company.

NON-COMPETE

Mr. U B Pravin Rao agrees that for a period of six (6) months following the termination of employment with lnfosys for any reason, he will not:

1.	Accept any offer of employment from any Customer, where he had worked in a professional capacity with that Customer in the twelve (12) months immediately preceding the termination of employment with lnfosys;
2.	Accept any offer of employment from a Named Competitor of lnfosys.

For the purposes of this section, "Named Competitor" shall mean the following entities and their wholly owned subsidiaries:-

i.	Tata Consultancy Services Ltd.
ii.	Accenture Ltd.
iii.	IBM Global Services
iv.	Cognizant Technology Solutions
v.	Wipro Ltd.

MEDIATION:

A dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties.

The mediation will be conducted as specified by the Mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

Each party will promptly pay its share of all mediation / arbitration fees and costs (provided that such fees and costs shall be recoverable by the prevailing party as determined by the arbitrator). If a party fails to pay such share promptly upon demand, the arbitrator shall, upon written request by the other party, enter a final and binding decision against the nonpaying party for the full amount of such share, together with an award of attorney's fees and costs incurred by the other party in obtaining such decision, which decision may be entered in any court of competent jurisdiction.

This Agreement shall be interpreted and construed in accordance with the laws of India, and the courts in Bangalore City shall have jurisdiction over any disputes.

SECTION HEADINGS:

The section and subsection headings used in this Agreement are for the convenience of the parties only and shall not be deemed a part of or utilized in interpreting this Agreement.

NON-ASSIGNMENT:

Neither party shall assign rights or delegate responsibilities under this Agreement without the prior written permission of the other party.

WAIVER:

No waiver shall be construed as a waiver of any term, condition or provision except as provided in writing.

AMENDMENTS:

Except as otherwise provided for herein, no term or condition in this Agreement may be modified, amended or waived, except by a written Agreement signed by both the parties.

SEVERABILITY:

If any provision of this Agreement is declared void or unenforceable, such provision shall be severed from this Agreement which shall otherwise remain in full force and effect.

ENTIRE AGREEMENT:

This Agreement contains the full understanding of the parties and supersedes all other understandings, Agreements or conditions, written or oral, regarding its subject matter. The parties acknowledge that they are not relying upon any representations or statements except as specifically set forth in this writing.

COUNTERPARTS:

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE DAY, MONTH AND YEAR MENTIONED FIRST ABOVE.

Infosys Limited	Director

S/d	S/d
S. D. Shibulal	U. B. Pravin Rao

CEO and Managing Director

In the presence of

S/d

Parvatheesam K

Chief Risk Officer & Company Secretary